Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:                          Today, July 23, 2015 at 9:00 a.m. ET

Dial-in number:                                212/231-2919

Webcast:                                                                     www.pngaming.com

Replay information provided below

PENN NATIONAL GAMING REPORTS SECOND QUARTER REVENUE

OF $701.0 MILLION AND ADJUSTED EBITDA OF $85.7 MILLION

- Establishes 2015 Third Quarter and Updates Full Year Guidance -

Wyomissing, PA (July 23, 2015) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three months ended June 30, 2015, as summarized below.

Summary of Second Quarter Results

	Three Months Ended June 30, (in millions, except per share data) (unaudited)
	2015 Actual	2015 Guidance (3)	2014 Actual
Net revenues	$701.0	$672.7	$652.1
Adjusted EBITDAR (1)	195.2	185.8	186.7
Rental expense related to Master Lease	(109.5)	(108.8)	(104.6)
Adjusted EBITDA (2)	85.7	77.0	82.1
Less: Impact of stock compensation, non-operating items for Kansas JV, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(68.8)	(66.7)	(77.9)
Net income	$16.9	$10.3	$4.2

Diluted earnings per common share	$0.19	$0.11	$0.05

(1)         Adjusted EBITDAR is adjusted EBITDA (defined below) excluding rent expense relating to 18 of our properties under the Master Lease with Gaming and Leisure Properties, Inc. (“GLPI”).

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization and gain or loss on disposal of assets.  Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on April 23, 2015 for the three months ended June 30, 2015.

Review of Second Quarter 2015 Results vs. Guidance and Second Quarter 2014 Results

	Three Months
	Ended
	June 30, 2015
	Pre-tax	After-tax
	(in thousands) (unaudited)
Income, per guidance (1)	$18,459	$10,337

EBITDA variances:
Positive operating segment variance	15,306	8,884
Cash-settled stock-based awards	(2,978)	(1,830)
Higher rent and bonus expense from out-performance	(1,326)	(792)
Property tax and other accruals	(1,305)	(802)
Other, which includes higher pre-opening expenses	(995)	(611)
Total EBITDA variances from guidance	8,702	4,849

Other	879	511
Tax variance		1,189
Income, as reported	$28,040	$16,886

(1)         The guidance figures in the tables above present the guidance Penn National Gaming provided on April 23, 2015 for the three months ended June 30, 2015.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “Penn National Gaming delivered a very strong second quarter as our consolidated adjusted EBITDAR, adjusted EBITDA, net income and diluted EPS all exceeded guidance. During the quarter, we also significantly advanced our long-term growth strategies with the successful opening of Plainridge Park Casino, our announced agreement to acquire Tropicana Las Vegas, the ongoing development of Hollywood Casino Jamul-San Diego, and our recent agreements that mark our entrée in digital gaming.

“Our operating results exceeded guidance partially as a result of year-over-year improvements in both customer visits and spend per visit at our properties on a consolidated same-store basis.  Additionally, our earnings growth reflects initial contributions from the June 24 opening of Plainridge Park Casino, as well as continued solid contributions from Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Racecourse, both of which opened in the third quarter of last year and more than offset the mid-2014 closure of Argosy Casino Sioux City.

“Overall, second quarter adjusted EBITDA exceeded guidance by $8.7 million with a $15.3 million positive operating segment variance partially offset by a $3.0 million impact related to cash-settled stock based awards and $1.3 million of higher rent and compensation expense related to the strong quarterly performance as well as other charges disclosed in this release.

“During the second quarter, adjusted EBITDAR margin in our operating segments rose slightly on a year-over-year basis to 31.45%.  On a consolidated basis, the second quarter adjusted EBITDAR margin of 27.9% reflects higher corporate overhead costs of $9.3 million which were primarily attributable to a rise in cash-settled stock award expense of $6.4 million and increased bonus accruals of $1.8 million due to the improved results.

“We believe that Penn National remains favorably positioned for continued adjusted EBITDA growth in the second half of 2015 based on the disciplined management of our existing properties, growing evidence of an improved operating environment, a full year of operations of Hollywood

Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, continued growth and efficiencies at our other recently opened or acquired properties, and a half year of operating results from Plainridge Park Casino.

“During the first 24 hours of operations at Plainridge Park Casino, more than 10,000 patrons from Massachusetts and surrounding states visited the facility, taking advantage of the convenient location near the south I-495 and I-95 interchange. Guest response to Plainridge Park’s unique style of gaming, dining, and entertainment in a clean, comfortable and modern atmosphere remains overwhelmingly positive and we look forward to further building our presence in the community and establishing Plainridge Park as the region’s premier entertainment and gaming facility.

“Construction on Hollywood Casino Jamul-San Diego reached a milestone in late June as we celebrated the ‘Topping Out’ of the casino, which remains on target to open in mid-2016.  We recently increased the overall construction budget by $30 million to $390 million for this state-of-the-art three-story gaming and entertainment facility, which will include more than 1,700 slot machines, 43 live table games, as well as our signature Final Cut Steak & Seafood steakhouse, a noodle bar, an upscale sports bar and posh lounge featuring national and regional entertainment, a beer garden, a four-venue food court, and an eight-story partially subterranean parking garage with over 1,800 parking spaces.

“Penn National expects to participate in Hollywood Casino Jamul-San Diego’s success through a seven year management contract with the Jamul Indian Tribe which, subject to receipt of regulatory approvals, we anticipate will result in a management fee equal to 30% of the casino’s pretax income, a licensing fee of 1.5% of gross gaming revenues for the Hollywood Brand, as well as interest on funds advanced by the Company to develop the project.  We are also exploring other financing options to provide more permanent, lower cost terms for the Tribe.

“With our $360 million acquisition of Tropicana Las Vegas scheduled to close later this year, we will have achieved a key strategic objective to identify the right resort at a reasonable cost of entry on the Las Vegas Strip to unleash the significant potential of our database of nearly 3 million active customers. Tropicana Las Vegas, which recently underwent more than $200 million in facility upgrades, presents a tremendous opportunity to drive increased visitation to a premier Strip property, while at the same time allowing us to strengthen our competitive position in our regional gaming markets.

“Penn National has developed a two-phase plan to realize the full value of this transaction, which we expect to implement over the next three to five years.  In the first phase, we intend to invest approximately $20 million in additional facility improvements and integration activities, including upgrading the existing technology infrastructure to integrate Penn National’s nationwide player loyalty program, Marquee Rewards.  In the second phase, we intend to evaluate other potential facility enhancements at the property, such as the addition of retail offerings, food and beverage outlets, additional hotel rooms and enhanced entertainment offerings.  The scope, budget and timing of any such expansion and improvements will be determined based upon Penn National’s early operation of the property and customer feedback for additional amenities.

“Notably, during the quarter, we announced our first formal social gaming initiative with the agreement to deploy Scientific Games’ SG Universe product suite at four Penn National properties beginning later this month with Hollywood Casino at Charles Town Races.  The agreement will allow our customers to access Scientific Games’ Play4Fun social casino platform and its Mobile Concierge next-generation marketing capabilities.

“Our solid second quarter results continue to demonstrate the commitment of our corporate and property level management teams and employees to efficiently operate our highly diversified portfolio of new and well-maintained regional gaming facilities with the goal of enhancing long-term shareholder value.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s ongoing development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through June 30, 2015	Expected Opening Date
	(in millions) (unaudited)

Plainridge Park Casino (MA) - Construction is completed at the site of the Plainridge Racecourse for our new gaming operation, which have been integrated with the existing live harness racing and simulcasting, featuring 1,250 gaming devices (with a total of 1,500 gaming positions, attributable to approximately 28 multi-player electronic table games), as well as various dining and entertainment options.	1,500	$250	(1)	$220.1	Opened June 24, 2015

Jamul Indian Village project (CA) - Construction continues at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 43 live table games as well as multiple restaurants, bars and lounges.	1,958	$390	(2)	$90.9	Mid-2016

(1) Includes a $25 million license fee, which was paid in March 2014, and $42 million purchase price, both of which are included in the amount expended above.  Additionally, amounts include cumulative pre-opening costs of $12.3 million and $10.5 million for the inital cage cash requirements at opening.

(2) As disclosed previously, funds advanced for this project will be accounted for as a loan.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2015 third quarter and full year guidance targets for financial results, based on the following assumptions:

•                  Horseshoe Baltimore, which opened in August 2014, will impact Hollywood Casino at Charles Town Races;

•                  No impact from the anticipated acquisition of Tropicana Las Vegas;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year corporate overhead expenses of $89.4 million, with $20.9 million to be incurred in the third quarter of 2015;

•                  Full year 2015 rent expense of $435.4 million, with $108.7 million to be incurred in the third quarter of 2015, including an estimated annual rent escalation of $3.9 million at the conclusion of year two of the Master Lease beginning in November 2015 of which $0.65 million will be incurred in the fourth quarter;

•                  Depreciation and amortization charges in 2015 of $170.3 million, with $43.6 million in the third quarter of 2015;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $10.3 million for 2015, with $2.5 million to be incurred in the third quarter of 2015;

•                  Estimated non-cash stock compensation expenses of $8.5 million for 2015, with $2.1 million to be incurred in the third quarter of 2015;

•                  Interest expense in 2015 of $53.1 million, with $13.7 million in the third quarter of 2015;

•                  LIBOR is based on the forward yield curve;

•                  Full year 2015 non-cash accrued interest income on loan to Jamul Tribe of $11.7 million, with $3.0 million in the third quarter of 2015;

•                  A diluted share count of approximately 90.6 million shares for the full year 2015; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
(in millions, except per share data)	2015 Guidance	2014 Actual	2015 Revised Guidance	2015 Prior Guidance (1)	2014 Actual
Net revenues	$728.2	$645.9	$2,786.3	$2,735.9	$2,590.5
Adjusted EBITDAR	197.7	170.3	754.5	740.3	706.5
Rental expense related to Master Lease	(108.7)	(104.6)	(435.4)	(433.8)	(421.4)
Adjusted EBITDA	89.0	65.7	319.1	306.5	285.1
Less: Impact of stock compensation, impairment charges, insurance recoveries, non-operating items for Kansas JV, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(72.2)	(57.2)	(266.4)	(264.6)	(518.3)
Net income (loss)	$16.8	$8.5	$52.7	$41.9	$(233.2)

Diluted earnings (loss) per common share	$0.18	$0.10	$0.58	$0.46	$(2.97)

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on April 23, 2015 for the full year ended December 31, 2015.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDAR
	Three Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014
East/Midwest (1)	$417,756	$361,357	$125,974	$112,309
West (2)	63,664	59,033	17,958	17,000
Southern Plains (3)	213,689	224,726	74,689	73,008
Other (4)	5,847	7,030	(23,403)	(15,647)
Total	$700,956	$652,146	$195,218	$186,670

	NET REVENUES		ADJUSTED EBITDAR
	Six Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
East/Midwest (1)	$804,300	$710,805	$242,451	$213,959
West (2)	126,250	119,953	35,837	35,556
Southern Plains (3)	423,958	448,483	147,495	146,949
Other (4)	10,586	13,985	(46,350)	(32,135)
Total	$1,365,094	$1,293,226	$379,433	$364,329

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, which opened on August 28, 2014, and Hollywood Gaming at Mahoning Valley Race Course, which opened on September 17, 2014. It also includes the Company’s Casino Rama management service contract and the Plainville project in Massachusetts, which the Company opened on June 24, 2015.  Our East/Midwest segment results for the three and six months ended June 30, 2015 included preopening costs of $6.4 million and $8.9 million, whereas results for the three and six months ended June 30, 2014 included preopening charges of $1.6 million and $2.8 million. Results for the six months ended June 30, 2015 also included a property tax refund of approximately $2.0 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino and the M Resort, as well as the Jamul Indian Village project, which the Company anticipates completing in mid-2016.

(3)         The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, and Hollywood Casino St. Louis, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway. On July 30, 2014, the Company closed Argosy Casino Sioux City.

(4)         The Other category consists of the Company’s standalone racing operations, namely Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway, as well as the Company’s 50% joint venture with the Cordish Companies in New York (which is in the process of being dissolved). If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.

The Other category also includes the Company’s corporate overhead costs, which were $23.7 million and $47.0 million for the three and six months ended June 30, 2015, as compared to corporate overhead costs of $14.4 million and $30.1 million for the three and six months ended June 30, 2014. Corporate overhead costs included cash-settled stock-based compensation charges of $7.5 million and $16.5 million for the three and six months ended June 30, 2015 compared to $1.1 million and $2.7 million for the corresponding period in the prior year. The reason for the increase was mainly due to stock price increases for Penn and GLPI common stock during 2015 compared to stock price declines in 2014.

Reconciliation of Net income (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income	$16,886	$4,176	$27,882	$8,713
Income tax provision	11,154	8,754	20,414	15,554
Other	956	1,823	(2,133)	192
Income from unconsolidated affiliates	(4,154)	(1,473)	(8,136)	(3,956)
Interest income	(2,443)	(790)	(4,313)	(1,257)
Interest expense	12,295	10,892	24,458	22,187
Income from operations	$34,694	$23,382	$58,172	$41,433
Loss (gain) on disposal of assets	234	3	388	(47)
Impairment Losses	—	4,560	—	4,560
Charge for stock compensation	2,337	2,517	4,421	5,096
Depreciation and amortization	41,752	47,183	84,674	94,549
Income from unconsolidated affiliates	4,154	1,473	8,136	3,956
Non-operating items for Kansas JV	2,528	2,939	5,278	5,860
Adjusted EBITDA	$85,699	$82,057	$161,069	$155,407
Rental expense related to Master Lease	109,519	104,613	218,364	208,922
Adjusted EBITDAR	$195,218	$186,670	$379,433	$364,329

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended June 30, 2015

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$27,853	$7,410	$26,333	$(26,902)	$34,694
Charge for stock compensation	—	—	—	2,337	2,337
Depreciation and amortization	27,342	2,297	10,697	1,416	41,752
(Gain) loss on disposal of assets	78	144	19	(7)	234
Income from unconsolidated affiliates	—	—	4,401	(247)	4,154
Non-operating items for Kansas JV	—	—	2,528	—	2,528
Adjusted EBITDA	$55,273	$9,851	$43,978	$(23,403)	$85,699
Rental expense related to Master Lease	70,701	8,107	30,711	—	109,519
Adjusted EBITDAR	$125,974	$17,958	$74,689	$(23,403)	$195,218

Three Months Ended June 30, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$17,003	$7,426	$17,970	$(19,017)	$23,382
Charge for stock compensation	—	—	—	2,517	2,517
Impairment Losses	4,560	—	—	—	4,560
Depreciation and amortization	25,911	1,692	17,573	2,007	47,183
(Gain) loss on disposal of assets	(30)	—	39	(6)	3
Income from unconsolidated affiliates	—	—	2,621	(1,148)	1,473
Non-operating items for Kansas JV	—	—	2,939	—	2,939
Adjusted EBITDA	$47,444	$9,118	$41,142	$(15,647)	$82,057
Rental expense related to Master Lease	64,865	7,882	31,866	—	104,613
Adjusted EBITDAR	$112,309	$17,000	$73,008	$(15,647)	$186,670

 Six Months Ended June 30, 2015

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$46,947	$13,919	$50,907	$(53,601)	$58,172
Charge for stock compensation	—	—	—	4,421	4,421
Depreciation and amortization	55,614	4,685	21,480	2,895	84,674
(Gain) loss on disposal of assets	(44)	324	120	(12)	388
Income from unconsolidated affiliates	—	—	8,189	(53)	8,136
Non-operating items for Kansas JV	—	—	5,278	—	5,278
Adjusted EBITDA	$102,517	$18,928	$85,974	$(46,350)	$161,069
Rental expense related to Master Lease	139,934	16,909	61,521	—	218,364
Adjusted EBITDAR	$242,451	$35,837	$147,495	$(46,350)	$379,433

Six Months Ended June 30, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$26,605	$15,482	$39,197	$(39,851)	$41,433
Charge for stock compensation	—	—	—	5,096	5,096
Impairment Losses	4,560	—	—	—	4,560
Depreciation and amortization	52,734	3,241	34,824	3,750	94,549
(Gain) loss on disposal of assets	(117)	65	17	(12)	(47)
Income from unconsolidated affiliates	—	—	5,074	(1,118)	3,956
Non-operating items for Kansas JV	—	—	5,860	—	5,860
Adjusted EBITDA	$83,782	$18,788	$84,972	$(32,135)	$155,407
Rental expense related to Master Lease	130,177	16,768	61,977	—	208,922
Adjusted EBITDAR	$213,959	$35,556	$146,949	$(32,135)	$364,329

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues
Gaming	$618,919	$576,158	$1,210,255	$1,146,841
Food, beverage and other	117,421	110,574	226,184	215,444
Management service fee	2,816	3,105	4,743	5,563
Revenues	739,156	689,837	1,441,182	1,367,848
Less promotional allowances	(38,200)	(37,691)	(76,088)	(74,622)
Net revenues	700,956	652,146	1,365,094	1,293,226

Operating expenses
Gaming	313,616	284,107	608,511	570,184
Food, beverage and other	82,803	80,403	160,732	157,941
General and administrative	118,572	107,898	234,641	215,637
Rental expense related to Master Lease	109,519	104,613	218,364	208,922
Depreciation and amortization	41,752	47,183	84,674	94,549
Impairment Losses	—	4,560	—	4,560
Total operating expenses	666,262	628,764	1,306,922	1,251,793
Income from operations	34,694	23,382	58,172	41,433

Other income (expenses)
Interest expense	(12,295)	(10,892)	(24,458)	(22,187)
Interest income	2,443	790	4,313	1,257
Income from unconsolidated affiliates	4,154	1,473	8,136	3,956
Other	(956)	(1,823)	2,133	(192)
Total other expenses	(6,654)	(10,452)	(9,876)	(17,166)

Income from operations before income taxes	28,040	12,930	48,296	24,267
Income tax provision	11,154	8,754	20,414	15,554
Net income	$16,886	$4,176	$27,882	$8,713

Earnings per common share:
Basic earnings per common share	$0.19	$0.05	$0.32	$0.10
Diluted earnings per common share	$0.19	$0.05	$0.31	$0.10

Weighted-average common shares outstanding:
Basic	79,758	78,458	79,580	78,189
Diluted	90,729	88,936	90,565	88,813

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$233,118	$208,673

Bank Debt	$794,620	$785,683
Notes	295,931	295,610
Other long term obligations (1)	170,372	154,388
Total Debt (2) (3)	$1,260,923	$1,235,681

(1)         Other long term obligations at June 30, 2015 include $135 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $19.9 million based on the estimated fair value of contingent purchase price consideration that is payable over ten years to the previous owners of Plainridge Racecourse, and $15.3 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at June 30, 2015 or December 31, 2014.

(3)         In accordance with new accounting guidance issued and early adopted by the Company in the first quarter of 2015, debt issuance costs are now classified as a direct reduction to our debt balances rather than in other assets.  Debt issuance costs were $22.2 million and $25.2 million at June 30, 2015 and December 31, 2014, respectively.  The prior period amounts were restated to reflect this change.

Penn’s definition of adjusted EBITDA and adjusted EBITDAR includes our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. We have presented the cash flow distributions we have received from this investment for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash Flow distributions	$6,000	$5,500	$14,000	$11,000

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDAR are used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease agreement with GLPI. Adjusted EBITDA and adjusted EBITDAR have economic substance because they are used by management as a performance measure to analyze the performance of our business, and are especially relevant in evaluating large, long-lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA and adjusted EBITDAR because they are used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA and adjusted EBITDAR are not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA and adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA and adjusted EBITDAR as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA and adjusted EBITDAR should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA and adjusted EBITDAR. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as the Company’s income from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA and adjusted EBITDAR is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA and adjusted EBITDAR due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2919. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  At June 30, 2015, the Company operated twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At June 30, 2015, in aggregate, Penn National Gaming’s operated facilities featured approximately 32,000 gaming machines, 760 table games and 3,100 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; our ability to maintain agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and litigation surrounding our withdrawal from a gaming project in Western Pennsylvania; changes in accounting standards; the impact of weather; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel; with respect to our Massachusetts project, the ultimate location of the other gaming facilities in the state; with respect to our social and other interactive gaming endeavors, risks related to ultimate profitability, cyber-security, data privacy, intellectual property and legal and regulatory challenges; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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